CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights,” “Independent Registered Public Accounting Firm” and “Financial Statements” and to the use of our report dated February 16, 2005 for the COUNTRY Mutual Funds Trust, comprising the COUNTRY VP Growth Fund, COUNTRY VP Balanced Fund, COUNTRY VP Short-Term Bond Fund, and COUNTRY Bond Fund, in the Registration Statement (Form N-1A) of the COUNTRY Mutual Funds Trust and their incorporation by reference in the related Statement of Additional Information filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 13 to the Registration Statement under the Securities Act of 1933 (File No. 333-68270) and in the Amendment No. 14 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-10475).

/s/ ERNST & YOUNG LLP

Chicago, Illinois
April 26, 2005